The information in this preliminary offering circular is not complete and may be changed. These securities may not be sold until the offering statement filed with the Securities and Exchange Commission is qualified. This preliminary offering circular is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 10, 2017

PRELIMINARY OFFERING CIRCULAR

Worthy Peer Capital, Inc.

Worthy Notes

MAXIMUM OFFERING: $25,000,000

MINIMUM OFFERING: $0

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “we,” or “us”), is an early stage company which intends to loan or participate in loans, in whole or in part, from a variety of lending platforms, as well as from secured asset based loans. The proceeds of this offering will be used primarily to fund loans but also for general corporate purposes, including the costs of this offering.

The Company will offer and sell on a continuous basis, its Worthy Notes described in this offering circular. This offering circular describes some of the general terms that may apply to the Worthy Notes and the general manner in which they may be offered and follows the Form 1-A disclosure format.

The Worthy Notes will:

•	be priced at $10.00 each;
•	represent a full and unconditional obligation of the Company;
•	bear interest at 5% per annum;
•	have a one-year term;
•	be subject to a put by the holder at a discount of 1% (to be charged only against interest);
•	be subject to a call by the Company at any time; and
•	not be payment dependent on any underlying small business or other loan.

For more information on the Worthy Notes being offered, please see the section entitled “Securities Being Offered” beginning on page 18 of this offering circular. The aggregate initial offering price of the Worthy Notes will not exceed $25,000,000 in any 12-month period, and there will be no minimum offering.

We intend to offer the Worthy Notes in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website located at www.worthy.us. At the present time, we do not anticipate using any underwriters to offer our securities.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), which owns a mobile app (the “Worthy App”) that allows it users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Notes. The “users” as described below may also use additional funds to purchase Worthy Notes. The Worthy App is initially targeted to the millennials and to hourly employees, veterans, municipal employees and others. Through the Worthy App we will also provide access to services, which will be attractive to the Worthy community such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling.

We were incorporated in Delaware in June 2016, and our principal address is 4400 North Federal Highway, Suite 210-37, Boca Raton, Florida 33431. Our phone number is (561) 504-4299.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 4 of this offering circular about the risks you should consider before investing.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

	Price to the public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Worthy Notes	$10.00	0	$10.00	$0

The approximate date of the proposed sale to the public will be within two calendar days from the date on which the offering is qualified and on a continuous basis.

IMPORTANT NOTICES TO INVESTORS

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

i

ii

OFFERING CIRCULAR SUMMARY

This summary highlights information contained in this offering circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire offering circular, including our financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our fiscal year ends December 31.

Unless the context otherwise requires, we use the terms “Worthy Peer Capital,” “Company,” “we,” “us” and “our” in this offering circular to refer to Worthy Peer Capital, Inc.

Business Overview

We are an early-stage company, which intends to loan or participate in loans, in whole or in part, from a variety of marketplace lending platforms, as well as secured asset based loans. We also will provide access to services such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling.

Worthy Peer Capital Website

We intend to operate one online website: Worthy Peer Capital website (www.worthy.us) to offer our Worthy Notes. The Worthy Notes, as more fully described in this offering circular are fully recourse to us, regardless of payments received by any lender. The Worthy Note investors will not be given individualized credit risk data on the borrowers, in order to avoid the misperception that they are investing directly in any borrowers of the marketplace lending platform. In connection with the sale of the Worthy Notes and the proceeds thereof, we may utilize the services of a registered investment advisor, including Peerbackers Advisory LLC, a wholly owned subsidiary of WFI.

Prospective Worthy Notes investors will create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Notes program through our website:

•	Available Online Directly from Us. You can purchase Worthy Notes directly from us through our website.
•

No Purchase Fees Charged. We will not charge you any commission or fees to purchase Worthy Notes through our website. However, other financial intermediaries, if engaged, may charge you commissions or fees.

•	Invest as Little as $10. You will be able to build ownership over time by making purchases as low as $10.
•	Flexible, Secure Payment Options. You may purchase Worthy Notes with funds electronically withdrawn from your checking account using our website or by a wire transfer.
•	Manage Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

Proceeds from the Worthy Notes contemplated in this offering will be used for the purposes described above as well as for general corporate purposes, including the costs of this offering, but Worthy Notes are not dependent upon any particular loan and remain at all times the general obligations of the Company. Final decision on use of proceeds allocations will be made by management.

Competitive Strengths

We believe we benefit from the following competitive strengths compared to our competitors:

We are part of the Worthy community. The Worthy App is targeted to the millennials who are part of the fastest growing segment of our population. They have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. This Worthy App provides for a savings and investing alternative for the millennials as well as access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling.

We are part of the fast-growing online marketplace lending industry. Marketplace and “peer-to-peer” lending website use technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Marketplace lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to borrowers whose options were traditionally limited to banks.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $100,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our underwriting model and borrower acquisition strategy enable us to profitably participate in loans at these levels.

Strategy

We will pursue the following strategies:

•	Grow the Worthy community.
•	Establish strategic relationship with lending platforms
•	Establish Strategic Relationships with Service Providers.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 4. These risks include, but are not limited to the following:

•	Although our parent has developed the Worthy App, we have not, as of this date, made any loans or sold any Worthy Notes.
•	Absent any additional financing, other than the sale of Worthy Notes, we may be unable to meet our operating expenses.
•	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
•	We have a limited history of operations and may not achieve profitability in the future.
•	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment.
•	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market.
•	We may not be able to increase the number and total volume of loans or other credit products in which we participate.
•	Competition in our industry is intense.
•	Our loans will be both secured and unsecured obligations of our borrowers, who may not fully meet their obligations, resulting in losses and/or costly and time-consuming collections efforts.
•	We will rely on data centers, outside service providers and other lenders with whom we will participate in the commercial process of making loans.
•	Holders of Worthy Notes are exposed to the credit risk of the Company.
•	There has been no public market for Worthy Notes and none is expected to develop.

Our Company

We were incorporated in Delaware in June 2016. Our principal address is 4400 North Federal Highway, Suite 210-37, Boca Raton, Florida 33431. Our phone number is (561) 504-4299. Our website is www.worthy.us. Except for this offering circular and our other public filings with the SEC pursuant to the requirements of SEC Regulation A, information found on, or accessible through, our website is not a part of, and is not incorporated into, this offering circular, and you should not consider it part of this offering circular. For more information, please see our filings on www.sec.gov.

THE OFFERING

Securities offered by us	Worthy Notes
Worthy Website	www.worthy.us
Worthy Notes

The Worthy Notes will:

•

be priced at $10.00 each;

•

represent a full and unconditional obligation of the Company;

•

bear interest at 5% per annum;

•

have a term of one year;

•

subject to put by the holder at a 1% discount (to be charged only against interest);

•

subject to a call by the Company; and

•

not be payment dependent on any underlying small business loan or loans issued by us.

Principal amount of Worthy Notes:	We will not issue securities hereby having gross proceeds in excess of $25 million during any 12-month period. The securities we offer hereby will be offered on a continuous basis.
Regulation A Tier	Tier 2
Worthy Notes Purchasers

Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Securities outstanding prior to this offering (as of December 31, 2016)	1,000,000 shares of common stock[1]
Manner of offering	See section titled “Plan of Distribution” beginning on page 19.
How to invest	Visit www.worthy.us and click the “Invest” link at the top of the home page.
Use of proceeds

If we sell $25 million of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $24,950,000, assuming our offering expenses are $50,000. We intend to use the proceeds from this offering to fund loans and for general corporate purposes including the costs of this offering. See “Use of Proceeds.”

———————

1 We are a wholly owned subsidiary of WFI and WFI has 983,750 shares outstanding.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should consider carefully the risks and uncertainties described below, our financial statements and related notes, and all of the other information in this offering circular. If any of the following risks actually occurs, our business, financial condition, results of operations, and prospects could be adversely affected. As a result, the value of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, and catastrophes.

Our borrowers are individuals and small businesses. Accordingly, our borrowers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans in which we participate or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

Risks Related to Our Company

We are an early-stage startup with no operating history, and we may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

•	increase the number and total volume of loans and other credit products extended borrowers;
•	improve the terms on which loans are made to borrowers as our business becomes more efficient;
•	increase the effectiveness of our direct marketing and lead generation through referral sources;
•	successfully develop and deploy new products;
•	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
•	successfully navigate economic conditions and fluctuations in the credit market;
•	effectively manage the growth of our business; and
•	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We will rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we intend to rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our company.

Our loans may be unsecured obligations of our borrowers.

We believe many of our loans will be unsecured obligations of the borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to individuals and small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses.

Many of these competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Notes and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw, Andrew Rachmell and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, Andrew Rachmell, our Director of Business Development and Alan Jacobs, our Chief Operating Officer. Ms. Outlaw, Mr. Jacobs and Mr. Rachmell have expertise that could not be easily replaced if we were to lose any or all of their services.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. Because the new rules implementing Title IV of the Jumpstart Our Business Startups Act of 2012 took effect in June 2015, we have no experience complying with the new provisions of Regulation A or making the public filings required by the rule. Besides qualifying this Form 1-A, we must file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

Risks Related to Worthy Notes

Holders of Worthy Notes are exposed to the credit risk of the Company.

Worthy Notes are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy Notes are therefore subject to non-payment by the Company in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

There is no public market for Worthy Notes, and none is expected to develop.

Worthy Notes are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Notes are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Notes, and we do not intend to list Worthy Notes on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Notes through their maturity dates as Worthy Notes are expected to be highly illiquid investments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business.” Forward-looking statements include information concerning our possible or assumed future results of operations and expenses, business strategies and plans, competitive position, business environment, and potential growth opportunities. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Those risks include those described in “Risk Factors” and elsewhere in this offering circular. Given these uncertainties, you should not place undue reliance on any forward-looking statements in this offering circular. Also, forward-looking statements represent our beliefs and assumptions only as of the date of this offering circular. You should read this offering circular and the documents that we have filed as exhibits to the Form 1-A of which this offering circular is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Any forward-looking statement made by us in this offering circular speaks only as of the date on which it is made. Except as required by law, we disclaim any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

If we sell $25,000,000 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated commissions and expenses, will be approximately $24,950,000, assuming our expenses are $50,000 for such offerings. We intend to use approximately 95% of the proceeds from this offering to fund loans and approximately 2% of the proceeds for general corporate purposes.

General corporate purposes might be, but are not limited to, the costs of this offering, including our legal and accounting expenses, rent, utilities, computer hardware and software and promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of Worthy Notes.

BUSINESS

Background

The Company is a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), a Delaware corporation, which was organized in February 2016 by Sally Outlaw, our President and CEO. Ms. Outlaw is a leading crowd funding strategist and a Registered Investment Advisor.

WFI was organized to create a “Worthy Community” which we are initially targeting to the millennials who are surpassing the baby boomers as the nation’s largest living generation. Management believes that this demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, change employment frequently and is unable to save money and/or fund a retirement program. At the same time there are two rapidly growing trends – peer financing and robo investing.

WFI has developed a mobile app, the Worthy App, for members of its targeted community, which consists of 74,000,000 millennials, who spend more than $600 billion per year. The Worthy App seeks to monetize debit card, checking account linked credit card purchases and other checking account transactions by rounding up the purchase to the next whole dollar amount, which the member can thereafter use to purchase the Notes being offered by this offering circular.

Procedurally, Worthy members download the “App” and simply link their debit card or credit card to the App. Every time the member shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, sets aside the spare change and then permits the member to use it to invest in the Notes offered hereby to invest in peer-to-peer loans (the “Peer Portfolio”). The member’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reaches $10.00. Members using this App can also make one time or recurring contributions (the “Contributions”) to buy Notes.

Through the Worthy App and our website we will also provide access to services, which will be attractive to the Worthy Community and others, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling. Referral fees will be paid to WFI and shared with us. Worthy has established a Worthy Referral Partner List of Lenders, which includes:

•	Personal loans – Pave , Upstart and Prosper
•	Student loans – Common Bond and SoFi
•	Business loans – Deal Struck and Funding Circle
•	Home Loans/Mortgages -- SoFi

In addition to the millennials, we may also seek to establish strategic relationships with local and national companies to incorporate our services to the benefits it provides to its hourly employees, borrowers and users, as well as veterans and municipal employees and colleges and university alumni associations.

Worthy Website

We intend to operate one website: www.worthy.us. Prospective Worthy Notes investors will create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Notes program through our website:

•	Available Online Directly from Us. You can purchase Worthy Notes directly from us through our website.
•

No Purchase Fees Charged. We will not charge you any commission or fees to purchase Worthy Notes through our website. However, other financial intermediaries, if engaged, may charge you commissions or fees.

•	Invest as Little as $10. You will be able to build ownership over time by making purchases as low as $10.
•	Flexible, Secure Payment Options. You may purchase Worthy Notes with funds electronically, and we will provide funding instructions.
•	Manage Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

Proceeds from the Worthy Notes contemplated in this offering will be used to fund loans and for general corporate purposes, including the costs of this offering, but Worthy Notes are not dependent upon any particular loan and remain at all times the general obligations of Worthy.

Our Business

Under our business model, we intend to generate revenue in multiple ways: through fees charged to borrowers, interest generated from the portion of each loan that we fund or in which we participate and fees from ancillary services that we introduce to our Worthy members and others provided by us.

With respect to our loans we anticipate that we will participate in the commercial process of identifying and participating with third parties as a co-lender, co-maker or purchaser. This may include investments in asset based loans. We do not intend, at least initially, to establish our own underwriting process or department.

Portfolio Information

We anticipate that we will generate fees from our ancillary services by agreement with WFI.

DESCRIPTION OF PROPERTY

We lease our approximately 150 square-feet, executive suite office space in Boca Raton, Florida and own no physical properties. If necessary, we believe we can find alternative office space without difficulty near our current location.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering circular. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this offering circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are an early-stage company, which intends to loan or participate in loans, from a variety of crowd funding platforms.

Operating Results

Since inception we have engaged in organizational activities. Funding has been provided by our parent. We expect that additional funding will be provided by our parent.

Liquidity and Capital Resources

As of this date we have very limited resources. It is the intention of WFI to raise funding for our working capital.

Sources of Liquidity

As of this date we have not identified any sources of capital other than our parent. There is no certainty that our parent will raise any funds or if a financing can be made under reasonable terms.

Plan of Operations

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this offering circular (see pages F-1 – F-9), and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the financial statements include estimates relating to the determination of any accrued liabilities or filing costs associated with establishing the Company.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents at December 31, 2016.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax position in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. Its initial tax returns are due to be filed by March 15, 2017. The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Risks and uncertainties

The Company’s business could be impacted by continuing price pressure on its operating costs, acceptance of its products or services in the market place, new competitors, changing federal and/or state legislation, new technologies and other factors. Adverse changes in these areas could negatively impact the Company’s financial position, results of operations and cash flows.

MANAGEMENT

Our executive officers and directors, and ages are as follows:

Name	Age	Position	Term of Office
Executive Officers:
Sally Outlaw	54	Chief Executive Officer, Co-Founder, Director	Since June 2016
Andrew Rachmell	56	Senior Vice President, Director of Business Development, Co-Founder, Director	Since June 2016
Alan Jacobs	75	Senior Vice President, Chief Operating Officer, Director	Since June 2016

Sally Outlaw as a co-founder of the Company has served as our chief executive officer and director since inception. For more than the past five years she has been very active in the promulgation of the crowd funding rules and regulations. Since October 2010 she has been the president of Peerbackers LLC, which has been engaged in all aspects of crowd funding. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, an SEC Registered Investment Advisor. She has also been chief executive officer of Worthy Financial, Inc. since its inception in 2016.

Andrew Rachmell, as a co-founder of the Company, has served as the senior vice president and director of business development since inception. For more than the past five years he has been the co-founder and Vice President-Business Development of Peerbackers LLC, a service provider to accredited and unaccredited investors, entrepreneurs and emerging companies seeking capital through crowd finance vehicles. During that same period of time, Mr. Rachmell, also has also been Vice President of Peerbackers Advisory, LLC and a senior admissions advisor for Kaplan University. He has also been senior vice president of Worthy Financial, Inc. since 2016.

Alan Jacobs has served as our senior vice president, chief operating officer and director since inception. For more than the past five years he has been engaged as a business consultant for various early stage companies. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College and law degree from Columbia University. Mr. Jacobs has also been senior vice president of Worthy Financial, Inc. since 2016. He is also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. since 2015.

Family Relationships

None.

Conflicts of Interest

We do not believe that we are a party to any transactions that contain or give rise to a conflict of interest between any of our directors, officers and major stockholders on the one hand, and Worthy Peer Capital on the other hand.

Involvement in Certain Legal Proceedings

We are not a party to any litigation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We have not paid any compensation since inception.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Name and address of beneficial owner(1)	Amount and nature of beneficial ownership as of December 31, 2016	Amount and nature of beneficial ownership acquirable as of December 31, 2016	Percent of class
Sally Outlaw	419,790(2)	419,790(2)	42.68%
Andrew Rachmell	288,960(2)	288,960(2)	23.28%
Alan and Susan Jacobs	200,000(2)	200,000(2	20.34%
Worthy Financial, Inc.	983,750(2)	983,750(2)	100.00%
All executive officers and directors as a group (3 persons)	848,750(2)	848,750(2)	86.30%
Randolph A. and Jeannette Pohlman Living Trust	100,000	100,000	10.20%

———————

(1)	Unless otherwise noted, the address of each executive officer or directors is Worthy Financial, Inc., 4400 North Federal Highway, Suite 210-37, Boca Raton, Florida 33431
(2)	All shares are held indirectly through WFI.

THE WORTHY PEER CAPITAL WEBSITE

Worthy Note investors are provided with a note directly from the Company. All notes earn the designated annual rate and are fully guaranteed by us.

Worthy Notes are held on our website in electronic form and are not listed on any securities exchange. Selling of Worthy Notes to third parties is prohibited unless expressly permitted by us. Worthy Notes can be viewed at any time by accessing the “My docs” tab in the investor’s account. These notes are only accessible by the individual investor and cannot be accessed unless the investor enters login-credentials.

Fees

Worthy Note investors are not charged a servicing fee for their investments, but may be charged a transaction fee if their method of deposit requires us to incur an expense.

Use of Proceeds

We will use the proceeds of this offering primarily to participate in loans but also for general corporate purposes, including the costs of this offering. See “Use of Proceeds.”

Establishing an Account

The first step to being able to purchase Worthy Notes under our website is for a user to set up an account (a “Worthy Notes Account”). In order to set up a Worthy Notes Account, you need to do the following:

•

if you are an individual, you will need to establish a Worthy Notes Account through our website by registering and providing your name, email address, social security number, the type of account and other specified information;

•

if you are an organization, you will establish a Worthy Notes Account through our website by registering and providing the name of the organization, the type of organization, email address, tax identification number, type of account and other specified information; and

•

in either case, you must agree to our terms of use, privacy policy and subscription agreement, which provide for the general terms and conditions of using our website and purchasing the Worthy Notes and other applicable terms and conditions.

As part of these terms and conditions and by registering to purchase Worthy Notes, you will be required to certify to us, among other things, that:

•	you will have had the opportunity to download and view this offering circular and any offering circular supplement through our website each time you purchase Worthy Notes;
•	if you are an individual investor, your purchase order is submitted for and on behalf your account;
•	if you are an organization, your purchase order has been submitted by an officer or agent who is authorized to bind the organization;
•	you are making your own investment decision and understand the risk of investing in the Worthy Notes;
•	we are not providing you any investment advice nor are we acting as or registered as a broker, dealer, investment adviser or other fiduciary; and
•	your purchase order and all other consents submitted through our website are legal, valid and enforceable contracts.

You must agree to receive all notifications required by law or regulation or provided for by our website electronically at your last electronic address you provided to us.

After you have successfully registered with our website, you will receive a confirmation of your successful registration and may view available Worthy Peer Capital Note offerings. Please note that you are not obligated to submit a purchase order for any Worthy Notes simply because you have registered on our website.

The Worthy Notes may not be a suitable investment for you, even if you qualify to purchase Worthy Notes. Moreover, even if you qualify to purchase Worthy Notes and place a purchase order, you may not receive an allocation of Worthy Notes for a number of reasons.

If you have difficulty opening an account or otherwise using our website, you may call a number listed on our website to speak with one of our customer service representatives. Customer service representatives will help you with technical and technology issues related to your use of our website. However, customer service representatives will not provide you with any investment advice, nor will they provide you with any information as to the Worthy Notes, how much to invest in Worthy Notes, or the merits of investing or not investing in Worthy Notes.

How to Purchase Worthy Notes

In order for you to complete a purchase order for Worthy Notes, you must first provide funds. We will instruct you on how to do so. You may then submit purchase orders by:

•	reviewing the applicable offering circular for Worthy Notes;
•	indicating the amount of Worthy Notes that you wish to purchase;
•	submitting a purchase order by clicking the confirmation button; and
•	reviewing the purchase order to ensure accuracy, checking the box to confirm accuracy and confirming the purchase order by clicking the confirmation button.

You will not be able to purchase a Worthy Peer Capital Note unless you have completed all of the above steps.

Once you submit a purchase order to our website, your purchase order will constitute an offer to purchase Worthy Notes. For purposes of the electronic order process at our website, the time as maintained on our website will constitute the official time of a purchase order.

Website Operation

Although our website has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of our website to any particular issuance of Worthy Notes pursuant to this offering circular. You should be aware that if a large number of investors try to access our website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to our website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by our website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

Orders are typically processed on the business day following the order. You may not withdraw the amount of your purchase order, unless the listing is withdrawn or cancelled. Once a purchase order is accepted and processed, it is irrevocable. See “The Worthy Peer Capital Basic Platform—Structure of Investor Accounts and Treatment of Your Balances” for more information.

Prior to submitting a purchase order, you will be required to acknowledge receipt of the offering documents for the Worthy Notes that you wish to purchase. In the case of an entity investor, the prospective investor will be required to make representations regarding the authority of the signatory to enter into the agreement and make representations on behalf of the entity.

Currently, the minimum purchase order that you may submit for any particular offering of Worthy Notes is $10, and there is no maximum purchase order that may be submitted, except for non-accredited investors, whose purchases will be subject to the following limits pursuant to SEC Rule 251(d)(2)(C):

•	natural non-accredited persons may only invest the greater of 10% of their annual income or net worth; and
•	non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Tax and Legal Treatment

Worthy Notes will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

SECURITIES BEING OFFERED

Following is a summary of the terms of the Worthy Notes, which will be offered on the Worthy website.

General. We may offer Worthy Notes, with a total value of up to $25 million on a continuous basis, under this offering circular. We will not issue more than $25 million of securities pursuant to this offering circular in any 12-month period.

The Worthy Notes will:

•	be priced at $10.00 each;
•	represent a full and unconditional obligation of the Company;
•	bear interest at 5% per annum;
•	have a term of one year;
•	not be payment dependent on any underlying small business loan.

Interest. Interest will accrue five days after receipt of consideration.

Ranking. The Worthy Notes will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Notes by their terms.

Form and Custody. Worthy Notes will be issued by computer-generated program on our website and electronically signed by the Company in favor of the investor. The Worthy Notes will be stored by the Company and will remain in the Company’s custody for ease of administration.

Prepayment. Subject to a put by the holder at a discount of 1% (to be charged only against interest).

Callable. Subject to a call by the Company.

Conversion or Exchange Rights. We do not expect the Worthy Notes to be convertible or exchangeable into any other securities.

Events of Default. The following will be events of default under the Worthy Notes:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, or premium, if any, when due whether by maturity or called for redemption; and
•	if we cease operations, file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

The occurrence of an event of default of Worthy Notes may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Governing Law. Worthy Notes will be governed and construed in accordance with the laws of the State of Florida.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Worthy Notes.

PLAN OF DISTRIBUTION

Subscribing for Worthy Notes

We are offering up to $25,000,000 in our Worthy Notes pursuant to this offering circular. Worthy Notes being offered hereby will be offered through the Worthy Peer Capital website at www.worthy.us. We reserve the right, however, to engage an underwriter to offer these Notes. We may also engage the services of a portal to offer these Notes. This offering circular will be furnished to prospective investors via electronic PDF format before or at the time of all written offers and will be available for viewing and download on the Worthy Peer Capital website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase Worthy Notes, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement and provide funds for its subscription amount in accordance with the instructions provided therein.

We may also engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Worthy Notes.

State Law Exemption and Offerings to “Qualified Purchasers”

Our Worthy Notes are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Notes offered hereby are offered and sold only to “qualified purchasers” or at a time when our Worthy Notes are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Worthy Notes does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Physical Notes Will Not be Issued

We will not issue Worthy Notes in physical or paper form. Instead, our Worthy Notes will be recorded and maintained on our membership register.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering to better understand possible demand for the Worthy Peer Capital Note product. These “test-the-waters” materials may include information relating to our Company, this offering, the past performance of our loan transactions, articles and publications concerning small business lending, or public advertisements and audio-visual materials, in each case only as authorized by us. All such materials will contain disclaimers required by, and be disseminated in a fashion permitted by, Regulation A. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Notes, these materials will not give a complete understanding of this offering, us or our Notes and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Notes. To be clear, all investors will be furnished with a copy of a current offering circular before or at the time of all written offers.

LEGAL MATTERS

Certain legal matters regarding the securities being offered by this offering circular have been passed upon for us by Pearlman Law Group LLP, Boca Raton, Florida. The Pearlman Law Group LLP owns 25,000 shares of Worthy Peer Capital, Inc. indirectly through Worthy Financial, Inc.

EXPERTS

Our audited financial statements as of and for the period from June 9, 2016 (inception) through December 31, 2016 have been audited by D’Arelli Pruzansky, P.A., Independent Registered Public Accounting Firm. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WORTHY PEER CAPITAL, INC.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Worthy Peer Capital, Inc.

4400 North Federal Highway, Suite 210-37

Boca Raton, Florida 33431

We have audited the accompanying financial statements of Worthy Peer Capital, Inc (a Delaware corporation), which comprise the balance sheet as of December 31, 2016, and the related statement of operations, statement of changes in shareholder’s deficit and cash flows for the period from inception (June 9, 2016) to December 31, 2106, and the related notes to the financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worthy Peer Capital, Inc. as of December 31, 2016, and the results of its operations and its cash flows for the initial period then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss and accumulated deficit of $36,000. The Company also had a working capital deficit of $36,326 at that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ D’Arelli Pruzansky, PA
Certified Public Accountants

Coconut Creek,

March 10, 2017

Worthy Peer Capital, Inc

Balance Sheet

December 31, 2016

2016
ASSETS

CURRENT ASSETS:
Cash	$100
TOTAL CURRENT ASSETS	100

TOTAL ASSETS	$100

LIABILITIES AND SHAREHOLDER'S DEFICIT

CURRENT LIABILITIES:
Accounts payable	$30,000
Advances from affiliate	5,773
Advances from officer	653
TOTAL CURRENT LIABILITIES	36,426

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S DEFICIT
Capital stock	100
Accumulated deficit	(36,426)
TOTAL SHAREHOLDER'S DEFICIT	(36,326)

TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT	$100

See accompanying notes to the financial statements

Worthy Peer Capital, Inc

Statement of Operations

For the Period

from June 9, 2016 (Inception)

Through December 31, 2016

2016
OPERATING EXPENSES:
General and Administrative Expenses:
Licenses and registrations	$653
Related party expenses	5,773
Professional fees - legal	30,000
TOTAL OPERATING EXPENSES	36,426

LOSS BEFORE TAXES	(36,426)

LESS PROVISION FOR INCOME TAXES	—

NET LOSS	$(36,426)

See accompanying notes to the financial statements

Worthy Peer Capital, Inc

Statement of Shareholder's Deficit

For the Period

from June 9, 2016 (Inception)

Through December 31, 2016

			Total
	Capital	Accumulated	Shareholder's
	Stock	Deficit	Deficit

BALANCE AT JUNE 9, 2016 (INCEPTION)	$—	$—	$—
Capital contribution	100	—	100
Net loss	—	(36,426)	(36,426)

BALANCE AT DECEMBER 31, 2016	$100	$(36,426)	$(36,326)

See accompanying notes to the financial statements

Worthy Peer Capital, Inc

Statement of Cash Flow

For the Period

from June 9, 2016 (Inception)

Through December 31, 2016

2016
Cash Flows from Operating Activities
NET LOSS	$(36,426)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES
Changes in operating assets and liabilities:
Due to affiliates	5,773
Accounts payable	30,000
Due to Officer	653
Net cash used in operating activities	—

CASH FLOWS FROM INVESTING ACTIVITIES
None
Net cash used in investing activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Initial capitalization	100
Net cash provided by financing activities	100

NET INCREASE IN CASH	100

CASH AT THE BEGINNING OF THE PERIOD	—
CASH AT THE END OF THE PERIOD	$100

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$—
Interest	$—

See accompanying notes to the financial statements

WORTHY PEER CAPITAL, INC.

Notes to the Financial Statements

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded June 9, 2016. We are an early stage company which intends to loan or participate in loans, in whole or in part, from a variety of lending platforms. We intend to offer the Worthy Notes in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website located at www.worthy.us.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), which owns a mobile app (the “Worthy App”) that allows it users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Notes. The “users” may also use additional funds to purchase Worthy Notes. Through the Worthy App we will also provide access to services, which will be attractive to the Worthy community such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), student loans, small business loans, auto loans, student loan refinancing and debt counseling.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses of approximately $36,000 for the period June 9, 2016 (Inception) through December 31, 2016. The net loss incurred in 2016 has resulted in an accumulated deficit of approximately $36,000 and a total Shareholders’ deficit of approximately $36,000 at December 31, 2016. The Company also had a working capital deficit of $36,326 at that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Financing activities have not yet begun other than credit extended by suppliers for organizational activities during 2016, which was primarily due to filing fees, legal and accounting services. During 2017, the Company continues to incur losses and require cash advances from its parent company however it is in process of preparing a Form 1-A Regulation A Offering Statement to raise capital.

In response to the losses incurred in 2016, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was $100 at December 31, 2016.

No assurances can be given that the Company will achieve success in obtaining sufficient levels of end user sell-through necessary to fully sustain its operations, without seeking additional financing. There also can be no assurances that the anticipated Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the financial statements include estimates relating to the determination of any accrued liabilities or filing costs associated with establishing the Company.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. The Company has no cash equivalents at December 31, 2016.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

WORTHY PEER CAPITAL, INC.

Notes to the Financial Statements

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax position in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. Its initial tax returns are due to be filed by March 15, 2017. The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS AND DEVELOPMENTS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements. The following is a summary of recent accounting developments.

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2014-09, which outlines a single comprehensive model for companies to use when accounting for revenue arising from contracts with customers. The core principle of the revenue recognition model is that an entity recognizes revenue to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In order to achieve this core principle a company must apply the following steps in determining revenue recognition:

•	Identify the contract(s) with a customer
•	Identify the performance obligations in the contract.
•	Determine the transaction price.
•	Allocate the transaction price to the performance obligations in the contract.
•	Recognize revenue when (or as) the entity satisfies a performance obligation.

The amendments in this ASU were deferred by ASU 2015-14 and are now effective for annual reporting periods beginning July 1, 2018 including interim periods within that reporting period with early application allowed beginning with reporting periods beginning January 1, 2017. Management is currently assessing whether the implementation of ASU 2014-09 and ASU 2015-14 will have any material effect on the Company’s financial statements.

Revenue Recognition

There were various other accounting standards and interpretations issued in 2016, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows.

NOTE 5. ADVANCES FROM OFFICER

The Company is obligated to reimburse one of its officers for advancing the costs of its initial filling and organizational expense. The $653 advance has no maturity date, is unsecured and interest free.

NOTE 6. TRANSACTIONS with AFFILIATE

During 2016, the Company was advanced a portion the cost of legal services related to its initial filling and organizational expenses from Peer Backers, LLC, an affiliated company owned by one of our officers. The $5,773 advance has no maturity date, is unsecured and interest free.

WORTHY PEER CAPITAL, INC.

Notes to the Financial Statements

NOTE 7. COMMITMENTS and CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Lease commitments

The Company is in its early stages of development and accordingly, it has not yet been necessary to lease or acquire facilities and equipment.

NOTE 8. EQUITY

On June 9, 2016, Worthy Peer Capital, Inc was founded with the issuance 1 million shares of our $0.0001 per share par value common stock for $100 to Worthy Financial, Inc. (“WFI”). Worthy Financial Inc. is the sole shareholder of WPC’s common stock. The Company has authorized 40 million shares of common stock and 10 million shares of preferred stock.  No preferred shares have been issued.

NOTE 9. TAXES

ASC Topic 740 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including current and past performance, the market environment in which the Company operates, the utilization of past tax credits and length of carry-back and carry-forward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment.

At December 31, 2016, the Company had gross deferred tax assets in excess of deferred tax liabilities of approximately $14,000. The Company determined that it is more likely than not, that such assets will not be realized and as such has taken a 100% valuation allowance of approximately $14,000 as of December 31, 2016. The Company evaluates its ability to realize its deferred tax assets each period and adjusts the amount of its valuation allowance, if necessary. The change in the valuation allowance was approximately $14,000 for the period from June 9, 2016 (Inception) through December 31, 2016.

At December 31, 2016, the Company had a Federal net operating loss carryforward which gave rise to the deferred tax asset totaling approximately $14,000, which was available to offset future taxable income.

For the period from June 9, 2016 (Inception) through December 31, 2016, the income tax provisions for current taxes were $0 and deferred taxes were approximately were $14,000.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carryforward tax credits.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate and the actual tax provisions for the period from June 9, 2016 (Inception) through December 31, 2016.

2016

Expected provision (benefit) at statutory rate	(35.0)%
State taxes	(3.6)%
Non-US	0.0%
Non-deductible expense	0.0%
Increase in valuation allowance	38.6%
Total provision (benefit) for income taxes	0.0%

WORTHY PEER CAPITAL, INC.

Notes to the Financial Statements

At December 31, 2016 the Company had Federal net operating loss carryforwards of approximately $36,000.  This Federal net operating loss carryforward will expire in 2036.

NOTE 10. SUBSEQUENT EVENTS

The Company has evaluated these financial statements for subsequent events through March 10, 2017, the date these financial statements were available to be issued. Management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the financial statements.

PART III — EXHIBITS

Index to Exhibits

Exhibit Number	Description
2.1+	Certificate of Incorporation of Worthy Peer Capital, Inc., filed with the Delaware Secretary of State on June 9, 2016.
2.2+	Bylaws of Worthy Peer Capital, Inc.
3.1†	Form of Worthy Peer Capital Note.
11.1+	Consent of Independent Auditors.
11.2†	Consent of the Pearlman Law Group LLP (Contained in Exhibit 12.1).
12.1†	Opinion of the Pearlman Law Group LLP.

———————

+ Filed herewith.

† To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 10th day of March 2017.

WORTHY PEER CAPITAL, INC.

By:	/s/ Sally Outlaw
Name:	Sally Outlaw
Title:	Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

Name and Signature	Title	Date

/s/ Sally Outlaw	Chief Executive Officer, Director	March 10, 2017
Sally Outlaw	(Principal Executive Officer)

/s/ Andrew Rachmell	Senior Vice President, Finance	March 10, 2017
Andrew Rachmell	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alan Jacobs	Senior Vice President, Chief Operating Officer, Director	March 10, 2017
Alan Jacobs